UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )
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Halifax Corporation of Virginia

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HALIFAX CORPORATION OF VIRGINIA
5250 Cherokee Avenue
Alexandria, Virginia 22312

ANNUAL MEETING OF SHAREHOLDERS
Dear Shareholders:
     It is my pleasure to invite you to attend our Annual Meeting of Shareholders, which will be held on March 26, 2009 at 10:00 a.m., local time, at our executive offices located at 5250 Cherokee Avenue, Alexandria, VA 22312.
     During the Annual Meeting, we will discuss each item of business described in the notice of Annual Meeting of Shareholders and proxy statement and report on our business operations.
     This booklet includes the notice of Annual Meeting of Shareholders, proxy statement, proxy card and voting instructions. The 2008 Annual Report to Shareholders is also enclosed. The proxy statement provides information about us in addition to describing the business we will conduct at the Annual Meeting.
     We encourage your attendance and look forward to seeing you at the meeting, but whether or not you plan to attend, your vote is very important to us. Information about voting procedures can be found in the proxy statement and on the stub portion of the enclosed proxy card. Please return a signed proxy card so that you can be sure your shares will be voted.
Sincerely,
/s/ Charles L. McNew
Charles L. McNew
President and Chief Executive Officer

HALIFAX CORPORATION OF VIRGINIA
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MARCH 26, 2009
To the Shareholders of Halifax Corporation of Virginia:
     NOTICE IS HEREBY GIVEN THAT our Annual Meeting of Shareholders will be held at our executive offices located at 5250 Cherokee Avenue, Alexandria, VA 22312 on March 26, 2009, at 10:00 a.m., local time.
     We are holding the meeting for the following purposes:
1.	To elect six (6) directors, each for a one (1) year term, until his successor is duly elected and qualified, as more fully described in the accompanying proxy statement; and

2.	The transaction of such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.
     Our Board of Directors is not aware of any other matters to be brought before the Annual Meeting.
     Our Board of Directors has fixed the close of business on February 16, 2009, as the record date for the determination of shareholders entitled to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof.
     In addition to the proxy statement, proxy card and voting instructions, a copy of our 2008 Annual Report to Shareholders, which is not part of the proxy soliciting materials, is enclosed.
     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING PLEASE SUBMIT YOUR PROXY CARD AS SOON AS POSSIBLE. PLEASE REVIEW THE INSTRUCTIONS ON THE PROXY CARD REGARDING YOUR VOTING OPTIONS. YOU CAN REVOKE A PROXY AT ANY TIME PRIOR TO ITS EXERCISE AT THE ANNUAL MEETING BY FOLLOWING THE INSTRUCTIONS IN THE ENCLOSED PROXY STATEMENT.
By Order of the Board of Directors
/s/ Ernest L. Ruffner
Ernest L. Ruffner
Secretary
Alexandria, Virginia
February 20, 2009

HALIFAX CORPORATION OF VIRGINIA
5250 Cherokee Avenue
Alexandria, Virginia 22312
PROXY STATEMENT
     Our Annual Meeting of Shareholders will be held on March 26, 2009, at 10:00 a.m., local time, at our executive offices located at 5250 Cherokee Avenue, Alexandria, VA 22312, for the purposes set forth in the accompanying notice of Annual Meeting of Shareholders and described more fully below. The approximate date on which this proxy statement and the accompanying proxy card will first be sent or given to shareholders is February 20, 2009.
     Sending in a signed proxy card will not affect your right to attend the Annual Meeting and vote in person since the proxy card is revocable.
     The enclosed proxy is being solicited on behalf of our Board of Directors for use in voting at the Annual Meeting, including any postponements or adjournments thereof.
     At the Annual Meeting, shareholders will vote upon the election of directors. Our Board of Directors is not aware of any other matter to be brought before the Annual Meeting.
     Costs of Proxy Solicitation
     We will bear the cost of preparing, assembling and mailing the notice, proxy statement and proxy card and miscellaneous costs with respect to the same. We may, in addition, use the services of our officers, directors and employees to solicit proxies personally or by telephone and telegraph, but at no additional salary or compensation. We intend to request banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of the proxy materials to those persons for whom they hold shares and to request authority for the execution of proxies. We will reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.
     Proxies and Voting
     A proxy card is enclosed. If properly executed and received in time for voting, and not revoked, the enclosed proxy card will be voted according to your directions. You can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. Please review the voting instructions on the proxy card and read the entire text of each proposal prior to voting your proxy card. If your proxy is signed and returned without specifying a vote on any proposal, it will be voted according to the recommendations of our Board of Directors on that proposal.
     You may revoke your proxy card at any time before it is voted at the meeting by taking one of the following actions: (1) giving timely written notice of the revocation to our Secretary; (2) executing and delivering a later dated proxy card; or (3) voting in person at the Annual Meeting.
     The enclosed proxy card confers discretionary authority to vote with respect to any and all of the following matters that may come before the Annual Meeting: (i) matters about which we did not receive notice prior to February 16, 2009; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification at the Annual Meeting of the action taken at such prior meeting; (iii) the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this proxy statement and proxy card pursuant to Rules 14a-8 or 14a-9 under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act in this proxy statement; and (v) matters incident to the conduct of the Annual Meeting. In connection with such matters, the persons named in the enclosed proxy card will vote in accordance with their best judgment.
SHARES OUTSTANDING AND VOTING RIGHTS
     Only shareholders who held shares of our common stock, par value $0.24 per share, of record at the close of business on February 16, 2009, referred to as the record date in this proxy statement, are entitled to notice of and vote at the Annual Meeting or any adjournment or postponement thereof. As of the record date, there were 3,175,206 shares of common stock outstanding. In order for a quorum to be present at the Annual Meeting, one-third of the shares of common stock at the close of business on the record date must be present in person or represented by proxy at the Annual Meeting. All such shares that are present in person or represented by proxy at the Annual Meeting will be counted in determining whether a quorum is present, including abstentions and broker non-votes (as described below).
     Broker non-votes (i.e., when a nominee holding shares of common stock cannot vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner) are counted in determining whether a quorum is present. Abstentions and shares held of record by a broker or nominee that are voted on any matter are counted in determining whether a quorum is present. Abstentions and broker non-votes are not counted as votes cast in the election of directors. Abstentions, but not broker non-votes, will have the same legal effect as a vote against any other proposal.
     Each share of common stock outstanding is entitled to one vote on each matter, which may be brought before the Annual Meeting. Directors are elected by a plurality of the votes of the shares present or represented by proxy at the Annual Meeting and entitled to vote. Each other matter to be voted upon requires the affirmative vote of a majority of the votes of shares present or represented by proxy at the Annual Meeting and entitled to vote on such matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth as of February 16, 2009 the number of shares of common stock beneficially owned by: (1) each person who owned of record, or is known by us to have beneficially owned, more than 5% of such shares then outstanding; (2) each director and nominee for director; (3) the executive officers named in the Summary Compensation Table contained in this proxy statement (the “named executive officers”); and (4) all executive officers, directors and director nominees as a group. Unless otherwise indicated, the address for each of the shareholders in the table below is c/o Halifax Corporation of Virginia, 5250 Cherokee Avenue, Alexandria, VA 22312.

	Amount and
	Nature of
	Beneficial		Percent of
Name and Address of Beneficial Owner	Ownership		Class
Nancy M. Scurlock 10575 NW Skyline Boulevard Portland, OR 97231	396,045	(1)	12.5%

The Arch C. Scurlock Children’s Trust c/o Ms. Kelly Thompson 46 S. Glebe Rd. #200 Arlington, VA 22204	396,045	(2)	12.5%

Gary M. Lukowski 11321 NE 120th Street Kirkland, WA 98034	157,773	(3)	5.0%

Jai N. Gupta, Shashi A. Gupta and RSSJ Associates LLC 1173 Dolly Madison Blvd. McLean, VA 22101	173,955	(4)	5.5%

Chester M. Arnold 40 Fair winds Drive Osterville, MA 02655	277,356	(5)	7.17%

John H. Grover	55,885	(6)	1.8%

John M. Toups	42,031	(7)	1.3%

Thomas L. Hewitt	38,431	(8)	1.2%

Arch C. Scurlock, Jr.	26,250	(9)	*

Daniel R. Young	36,431	(10)	1.1%

Charles L. McNew	173,831	(11)	5.2%

Joseph Sciacca	98,409	(12)	3.0%

Hugh M. Foley	49,165	(13)	1.5%

	Amount and
	Nature of
	Beneficial		Percent of
Name and Address of Beneficial Owner	Ownership		Class
Douglas H. Reece	12,500	(14)	*

Directors and officers as a group (9 persons)	532,933	(15)	15.2%

*	Less than 1%.

(1)	Represents 392,961 shares held directly, as well as 3,083.5 shares subject to options granted pursuant to the Non-Employee Directors Stock Option Plan, which are exercisable within 60 days of September 30, 2008.

(2)	Represents 392,961 shares held directly, as well as 3,083.5 shares subject to options granted pursuant to the Non-Employer Directors Stock Option Plan, which are exercisable within 60 days of September 30, 2008. Arch C. Scurlock, Jr., our director, is a trustee and beneficiary of this trust. Additionally, John H. Grover, our director, is a trustee of this trust. Messrs. Scurlock and Grover disclaim beneficial ownership of the shares beneficially owned by the trust because they do not have voting or investment control in accordance with rules and regulations promulgated under the Exchange Act.

(3)	Based on a Schedule 13D filed with the SEC on September 9, 2003, in which Mr. Lukowski, our former employee, reported sole voting and dispositive power over 157,773 shares held directly.

(4)	Based on a Schedule 13D/A filed with the SEC on September 8, 2003 by Jai N. Gupta, Shashi A. Gupta and RSSJ Associates LLC. Represents 121,655 shares held directly by RSSJ Associates LLC and 52,300 shares held directly by Jai M. Gupta. Mr. and Mrs. Gupta are the sole owners of RSSJ Associates LLC and, as a result, are deemed to beneficially own 173,955 shares held directly by RSSJ Associates LLC.

(5)	Based on a Schedule 13G/A filed with the SEC on February 11, 2009 by Chester M. Arnold. Represents 177,356 shares held directly by Mr. Arnold and 50,000 shares held by Mr. Arnold’s wife.

(6)	Represents 1,500 shares held by the John H. Grover Revocable Trust, 41,285 shares owned by Grofam, L.P. and 13,100 shares subject to options granted pursuant the Non-Employee Directors Stock Option Plan and 2005 Stock Option and Stock Incentive Plan, which are exercisable within 60 days of February 16, 2009. Excludes shares held by The Arch C. Scurlock Children’s Trust, of which Mr. Grover serves as trustee (see note 2 above

(7)	Represents 28,931 shares held directly as well as 13,100 shares subject to options granted pursuant to the Non-Employee Directors Stock Option Plan and 2005 Stock Option and Stock Incentive Plan, which are exercisable within 60 days of February 16, 2009.

(8)	Represents 24,331 shares held by the Hewitt Family, LLC and 14,100 shares subject to options granted pursuant to the Non-Employee Directors Stock Option Plan and 2005 Stock Option and Stock Incentive Plan, which are exercisable within 60 days of February 16, 2009.

(9)	Represents 17,150 shares held directly and 9,100 shares subject to options granted pursuant to the Non-Employee Directors Stock Option Plan and 2005 Stock Option and Stock Incentive Plan, which are exercisable within 60 days of February 16, 2009. Excludes shares held by The Arch C. Scurlock Children’s Trust, of which Mr. Scurlock serves as a trustee and is a beneficiary (see note 2 above).

(10)	Represents 24,331 shares held directly as well as 12,100 shares subject to options granted pursuant to the Non-Employee Directors Stock Option Plan and 2005 Stock Option and Stock Incentive Plan, which are exercisable within 60 days of February 16, 2009.

(11)	Represents 8,500 shares held directly, 24,331 shares held indirectly by a trust for a retirement account, 141,000 shares subject to options granted pursuant to the 1994 Key Employee Stock Option Plan and 2005 Stock Option and Stock Incentive Plan, which are exercisable within 60 days of February 16, 2009.

(12)	Represents 9,925 shares held directly, 19,484 shares held indirectly by a trust for a retirement account, 69,000 shares subject to options granted pursuant to the 1994 Key Employee Stock Option Plan and 2005 Stock Option and Stock Incentive Plan, which are exercisable within 60 days of February 16, 2009.

(13)	Represents 12,165 shares held indirectly by a trust for a retirement account, as well as 37,000 shares subject to options granted pursuant to the 1994 Key Employee Stock Option Plan and 2005 Stock Option and Stock Incentive Plan, which are exercisable within 60 days of February 16, 2009.

(14)	Represents 12,500 shares subject to options granted pursuant to the 1994 Key Employee Stock Option Plan and 2005 Stock Option and Stock Incentive Plan, which are exercisable within 60 days of February 16, 2009.

(15)	Represents 90,337 shares held directly, 121,596 shares held indirectly, 321,000 shares subject to options granted pursuant to the 1994 Key Employee Stock Option Plan and the 2005 Stock Option and Stock Incentive Plan, which are exercisable within 60 days of February 16, 2009.

Information in response to Item 201(d) of Regulation S-K regarding our equity compensation plans is included in “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” of the Annual Report on Form 10-K filed with the SEC on July 16, 2008 and is incorporated herein by reference.

PROPOSAL I — ELECTION OF DIRECTORS
     Our bylaws, as amended, referred to as the Bylaws in this proxy statement, provide that we shall be managed by a Board of Directors consisting of between three and seven members, the precise number of directors to be fixed from time to time by resolution of the Board of Directors. The number of directors is currently fixed at six.
     Each director is elected to serve until the next annual meeting of shareholders or until the election and qualification of his respective successor. Our Board of Directors, based upon recommendations from the Nominating and Corporate Governance Committee, has nominated the nominees named on the following page, which nominees are currently serving as directors and have indicated their willingness to continue serving as directors. Our Board of Directors knows of no reason why such nominees would be unable to serve as directors. We expect each nominee to be able to serve if elected, but if any nominee notifies us before the meeting that he is unable to do so, then the proxies will be voted for the remainder of those nominated and, as designated by our Board of Directors, may be voted (i) for a substitute nominee or nominees, or (ii) to elect such lesser number to constitute the whole Board of Directors as equals the number of nominees who are able to serve.
     In accordance with the merger agreement pursuant to which we acquired Microserv, Inc., referred to as the merger agreement in this document, we agreed that the former shareholders of Microserv, Inc. shall have the right to nominate a director to our Board of Directors so long as such former shareholders collectively own greater than 50% of the number of shares of common stock issued to them pursuant to the merger agreement, referred to as the Microserv nominee in this document. As of February 16, 2000, the former shareholders of Microserv, Inc. collectively owned greater than 50% of the number of shares of common stock issued to them pursuant to the merger agreement. Pursuant to the merger agreement, we also agreed to recommend, consistent with the fiduciary duties of our Board of Directors, the Microserv nominee to our shareholders and to undertake our best efforts to secure the election of such nominee. In addition, pursuant to a voting agreement executed in connection with the merger agreement, Charles L. McNew, Joseph Sciacca, Hugh M. Foley and Thomas J. Basile, subject to certain limitations concerning the qualification of the Microserv nominee, are required to vote their respective shares of our voting capital stock in favor of the Microserv nominee. Gerald F. Ryles was the Microserv nominee for the 2008 fiscal year and served as our director until his resignation from our Board of Directors effective April 1, 2008. We were notified by the former shareholders of Microserv that they would not provide an alternative nominee to replace Mr. Ryles.
     In addition, pursuant to a voting agreement executed in connection with the merger agreement, Charles L. McNew, Joseph Sciacca, Hugh M. Foley and Thomas J. Basile, subject to certain limitations concerning the qualification of the Microserv nominee, are required to vote their respective shares of our voting capital stock in favor of the Microserv nominee.

     The following table sets forth the name of each of the nominees to our Board of Directors, together with their respective ages as of February 16, 2009, periods of service as directors, principal occupations or employment for the past five years and the names of other public companies in which such persons hold directorships, if any.

		Date First
Director	Age	Elected	Principal Occupation and Employment; Other Background
John H. Grover	81	1984	John H. Grover is the Chairman of our Board of Directors. From December 2002 until its liquidation in December 2003, Mr. Grover served as President of Research Industries Incorporated, a private investment company. He served as Executive Vice President, Treasurer and director of Research Industries Incorporated from 1968 until June 2003, and as a director of TransTechnology Corporation, an aerospace engineering company, from 1969 to 1992. He has been a general partner of Grofam, L.P., an investment company, for over 10 years. In addition, he presently serves as a director of Westgate Partners, Inc., a real estate investment company, World Resources Co., a recycling company, Parkgate Group, LLC, a real estate investment company, Aviation Facilities Company, Inc., a real estate investment company, and Nano-C, Inc., a chemical manufacturing company.

Thomas L. Hewitt	70	2000	Thomas L. Hewitt has served as Chief Executive Officer of Global Governments LLC, a consulting firm, since June 2000. He founded Federal Sources, Inc., a market research and consulting firm, in December 1984, and served as Federal Sources, Inc.’s Chief Executive Officer until the sale of Federal Sources, Inc. in 2000. Prior to founding Federal Sources, Inc., Mr. Hewitt served as a Senior Vice President of Kentron, an information technology professional services company acquired by Planning Resource Corporation, a government IT service company, and held several senior level positions at Computer Science Corporation, an information technology systems integration company, including President of the Infonet Government Systems Division and Vice President of Program Development of the Systems Group. Mr. Hewitt is currently a director of GTSI Corp., a reseller of software and hardware.

Charles L. McNew	57	2000	Charles L. McNew joined the Company in July 1999 and was appointed President and Chief Executive Officer in May 2000. He was the Company’s acting President and Chief Executive Officer from April 2000 to May 2000 and prior to that was its Executive Vice President and Chief Financial Officer. Prior to joining the Company, from July 1994 through July 1999, Mr. McNew was Chief Financial Officer and later Chief Operating Officer of Numerex Corporation, a publicly traded wireless telecommunications solutions company. Mr. McNew serves as a member of the Board of Directors of the Services Industry Association, a trade association.

Arch C. Scurlock, Jr.	62	2003	Arch C. Scurlock, Jr. has served as a financial analyst consultant since June 2003. Prior to such time, he served as Vice President of Research Industries Incorporated from 1987 until December 2003 and as a director of Research Industries Incorporated from 1983 until December 2003. From 1977 to 1987, Mr. Scurlock was a chemical engineer at Atlantic Research Corporation, a government research company.

		Date First
Director	Age	Elected	Principal Occupation and Employment; Other Background
John M. Toups	83	1993	John M. Toups currently serves as a director of GTSI Corp. and NVR, Inc., a residential construction company. Mr. Toups is on the board of Willdan Group, Inc., an engineering company located in California, a position he has held since 2007. Mr. Toups served as President and Chief Executive Officer of Planning Resource Corporation, an engineering and services company, from 1978 to 1987. Prior to that he served in various executive positions with Planning Reserve Corporation. For a short period of time in 1990, he served as interim Chairman of the Board of Directors and Chief Executive Officer of the National Bank of Washington and Washington Bancorp.

Daniel R. Young	75	2001	Daniel R. Young has served as a managing partner for The Turnberry Group, an advisory practice to chief executive officers and other senior executives, since October 2000. He also serves as a director of GTSI Corp. and NCI, Inc., an information technology systems engineer and integration company. Mr. Young was formerly Vice Chairman and Chief Executive Officer of Federal Data Corporation, a government IT service company, until 2000. He joined Federal Data Corporation in 1976 as the Executive Vice President, and in 1985 was elected President and Chief Operating Officer. Following the 1995 acquisition of Federal Data Corporation by The Carlyle Group, a private investment group, Mr. Young assumed the position of President and Chief Executive Officer. In 1998, he was elected Vice Chairman of the Board of Directors. Before joining Federal Data Corporation, Mr. Young was an executive of Data Transmission Company, an information technology company. He ultimately became Executive Vice President of Data Transmission Company, and, prior to that, held various engineering, sales and management positions at Texas Instruments, Inc., a computer equipment manufacturer. He also served in the U.S. Navy as a sea officer.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE “FOR” THE NOMINEES FOR DIRECTOR.

Governance of the Company
     Our business is managed under the direction of our Board of Directors. Our Board of Directors has the responsibility of establishing corporate policies for our overall performance. Our Board of Directors meets at least quarterly during the year to review significant developments affecting our business and to act upon matters requiring Board of Directors approval. In addition, our Board of Directors receives monthly reports of significant activities that occur between meetings. Our Board of Directors also may hold special meetings when important matters require action between scheduled quarterly meetings. Members of senior management attend Board of Directors meetings to report on and discuss their areas of responsibility. During fiscal year 2008, we held seven (7) meetings of our Board of Directors.
     During fiscal 2008, all of our directors attended 75% or more of all of the meetings of our Board of Directors (held during the period for which he was a director) and the meetings of all committees of our Board of Directors on which such director served.
Committees of the Board of Directors and Their Functions
     Our Board of Directors has established an Audit Committee, Compensation and Employee Benefits Committee, and Nominating and Corporate Governance Committee, each of which is briefly described below.
     Audit Committee. The Board of Directors has established a standing Audit Committee. The Audit Committee assists our Board of Directors in maintaining the integrity of our financial statements and financial reporting processes and systems of internal audit controls, and our compliance with legal and regulatory requirements. The Audit Committee reviews the scope of independent audits and assesses the results. The Audit Committee meets with management to consider the adequacy of the internal control over, and the objectivity of, financial reporting. The Audit Committee also meets with the independent registered public accounting firm and with appropriate financial personnel concerning these matters. The Audit Committee selects, compensates, appoints and oversees our independent registered public accounting firm. The independent registered public accounting firm periodically meet alone with the Audit Committee and always have unrestricted access to the Audit Committee. The Audit Committee also approves related party transactions. The Audit Committee currently consists of Messrs. Toups (Chairman), Young and Hewitt. Our Board of Directors has determined that each of Messrs. Toups, Young and Hewitt is independent as defined in the applicable rules of the American Stock Exchange Company Guide, referred to as the NYSE Alternext Company Guide in this document, and Rule 10A-3 of the Exchange Act and that each of Messrs. Toups and Young qualifies as an “audit committee financial expert” as such term is defined in Item 407 of Regulation S-K.
     Compensation and Employee Benefits Committee. The Compensation and Employee Benefits Committee, also referred to as the Compensation Committee in this proxy statement, administers incentive compensation plans, including stock option plans, and advises our Board of Directors regarding employee benefit plans. The Compensation Committee establishes the compensation structure for our senior managers and approves the compensation of our senior executives. Our Chief Executive Officer assists in this process by offering salary recommendations to the Compensation Committee for senior executives, other than himself. The Compensation Committee also makes recommendations to the independent directors of our Board of Directors with respect to the compensation of our Chief Executive Officer and periodically reviews the compensation for outside directors and is responsible for recommending to our Board of Directors changes in director compensation. The Compensation Committee, which currently consists of Messrs. Grover (Chairman), Toups and Hewitt, met the NYSE Alternext US, formerly known as the American Stock Exchange (“NYSE Alternext”), in fiscal 2008. Each member is independent as defined in the applicable rules of the NYSE Alternext Company Guide. In addition, each member is a non-employee director as defined in Rule 16b-3(b)(3) of the Exchange Act.
     Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee advises and makes recommendations to our Board of Directors on all matters concerning directorships, including the selection of candidates as nominees for election as directors and committee membership. The Nominating and Corporate Governance Committee is responsible for developing corporate governance policies and administering our Code of Business Conduct and Ethics. The Nominating and Corporate Governance Committee also recommends potential successors for key management positions. The Nominating and Corporate Governance Committee, which currently consists of Messrs. Grover (Chairman), Toups and Young, met one time in fiscal 2008. Each member is independent as defined in the applicable rules of the NYSE Alternext Company Guide. On June 25, 2008, the Nominating and Corporate Governance Committee recommended to the Board of Directors the slate of director nominees for election at the Annual Meeting.
Director Nomination Process
     General Information. Our standing Nominating and Corporate Governance Committee of the Board of Directors is responsible for, among other matters, determining the types of backgrounds needed to strengthen and balance our Board of Directors, establishing criteria for selecting new directors, recommending nominees for director and recommending directors for membership on various Board of Directors committees for consideration of the full Board of Directors.
     A copy of the Nominating and Corporate Governance Committee’s charter is available on our website, www.hxcorp.com, via the Investors page. None of the information on our website or any other website identified herein is part of this proxy statement. All website addresses in this proxy statement are intended to be inactive textual references only. A copy of the Nominating and Corporate Governance Committee’s charter is also available in print to any shareholder on request to the Corporate Secretary at Halifax Corporation of Virginia, 5250 Cherokee Avenue, Alexandria, VA 22312.
     In addition, the Nominating and Corporate Governance Committee provides oversight with regard to our Code of Business Conduct and Ethics, which applies to our Chief Executive Officer, Chief Financial Officer and any other accounting officer, controller or persons performing similar functions. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to, or waivers from, any provision of our Code of Business Conduct and Ethics by posting that information on our website. A copy of the Code of Business Conduct and Ethics is available on our website, www.hxcorp.com, via the Investors page. It is also available in print to any shareholder on request to the Corporate Secretary at Halifax Corporation of Virginia, 5250 Cherokee Avenue, Alexandria, VA 22312.
     Consideration of Director Candidates Recommended or Nominated by Shareholders. The Nominating and Corporate Governance Committee will consider properly submitted shareholder recommendations of director candidates. A shareholder who wishes to recommend a prospective director nominee should send a letter to the Chairman of the Nominating and Corporate Governance Committee at Halifax Corporation of Virginia, 5250 Cherokee Avenue, Alexandria, VA 22312. Such letter must be signed and dated and the following information must be included in or attached to the letter:
•	name and address of the shareholder making the recommendation;

•	proof that the shareholder was the shareholder of record, and/or beneficial owner, of the common stock as of the date of the letter;

•	the name, address and resume of the recommended nominee; and

•	the written consent of the recommended nominee to serve as a director of our company if so nominated and elected.
     The deadline for submitting the letter recommending a prospective director nominee for the annual meeting of shareholders related to the 2009 fiscal year, is June 15, 2009, provided the shareholder making the recommendation would like the Nominating and Corporate Governance Committee to consider recommending such recommended candidate to the full Board of Directors for inclusion into the proxy materials for the next year’s annual meeting of shareholders.
     In addition, Section 10 of Article III of our Bylaws permits a shareholder to nominate directors for election at the annual shareholder meeting, provided the shareholder follows the procedures summarized below.
•	shareholder nominations for directors to be elected, which have not been previously approved by the Nominating and Corporate Governance Committee, must be submitted to the Chairman of the Nominating and Corporate Governance Committee in writing by certain deadlines specified in the Bylaws;

•	each shareholder nomination must set forth the following:
•	the name and address of the shareholder making the nomination and the person(s) nominated;

•	a representation that the shareholder is a holder of record, and/or beneficial owner, of voting stock and intends to appear in person or by proxy at the meeting to vote for the person(s) nominated;

•	description of all arrangements and understandings between the shareholder and each nominee and any other person(s), naming such person(s), pursuant to which the nomination was submitted by the shareholder;

•	such other information regarding the shareholder nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the Nominating and

Corporate Governance Committee, including, but not limited to, the principal occupation of each proposed nominee; and

•	the consent of each nominee to serve as a director if so elected.
     The deadline for submitting shareholder nominations pursuant to the foregoing procedure in connection with the annual meeting of shareholders related to the 2009 fiscal year is June 15, 2009.
     Our Bylaws are available upon the shareholder’s written request, at no cost, to the Corporate Secretary at Halifax Corporation of Virginia, 5250 Cherokee Avenue, Alexandria, VA 22312.
     Director Qualifications. In order to be nominated for director, a director candidate must meet the following criteria:
•	the director must be a natural person over 21 years of age;

•	the director should have high-level business experience;

•	the director should have knowledge about the issues affecting our business and the industry in which we operate;

•	the director should have high moral character and share our values as outlined in our Code of Business Conduct and Ethics; and

•	the director should have sufficient time to devote their energy and attention to the diligent performance of their duties, including, but not limited to, reviewing corporate documents, SEC filings and other materials and attending Board of Directors and committee meetings, as applicable.
     Additional special criteria apply to directors being considered to serve on a particular committee of our Board of Directors, including, but not limited to, the Audit Committee. For instance, the Nominating and Corporate Governance Committee will review whether the director nominee is independent, as independence is defined in the NYSE Alternext Company Guide.
     Identifying and Evaluating Nominees for Director. The Nominating and Corporate Governance Committee assesses the appropriate size of our Board of Directors in accordance with our Articles of Incorporation, as amended, referred to as the Articles of Incorporation in this proxy statement, and Bylaws, whether any vacancies on our Board of Directors are expected and what incumbent directors will stand for re-election at the next annual meeting of shareholders. If vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers candidates for director suggested by members of the Nominating and Corporate Governance Committee and other Board of Directors members as well as management, shareholders and other parties. The Nominating and Corporate Governance Committee makes recommendations to the full Board of Directors regarding proposed candidates to fill the vacancy. The Nominating and Corporate Governance Committee also has the sole authority to retain a search firm to identify and evaluate director candidates. Except for incumbent directors standing for re-election as described below, there are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director, including those recommended by a shareholder or any other party.

     In the case of an incumbent director whose term of office expires, the Nominating and Corporate Governance Committee reviews such director’s service during the past term, including, but not limited to, the number of Board of Directors and committee meetings attended, as applicable, quality of participation and whether the candidate continues to meet the general qualifications for a Board of Directors member, as outlined above, including the director’s independence, as well as any special qualifications required for a member of a Board of Directors committee if such director serves on one or more committees of our Board of Directors and makes a recommendation regarding such director’s nomination for re-election to the full Board of Directors. When a member of the Nominating and Corporate Governance Committee is an incumbent director eligible to stand for re-election, such director does not participate in the discussion of such director’s recommendation for nomination for election as a director by the Nominating and Corporate Governance Committee.
     In the case of a new director candidate, the Nominating and Corporate Governance Committee will evaluate whether the nominee is independent, as independence is defined in the NYSE Alternext Company Guide, and whether the nominee meets the qualifications for a Board of Directors member outlined above as well as any special qualifications applicable to a member of the Board of Directors committee, on which the nominee may be appointed to serve if elected. In connection with such evaluation, the Nominating and Corporate Governance Committee determines whether the committee should interview the nominee, and if warranted, one or more members of the Nominating and Corporate Governance Committee interview the nominee in person or by telephone.
     Upon completing the evaluation, and the interview in case of a new candidate, the Nominating and Corporate Governance Committee makes a recommendation to our full Board of Directors as to whether to nominate the director nominee for election at the shareholders meeting.
Independence of Directors
     Our Board of Directors has determined that Messrs. Grover, Toups, Hewitt and Young are independent as defined by the applicable rules of the NYSE Alternext Company Guide. In addition, our Board of Directors has determined that a majority of its members are independent as defined by the applicable rules of the NYSE Alternext Company Guide. In making this determination, our Board of Directors considered the relationship of Mr. Grover as a trustee of The Arch C. Scurlock Children’s Trust, one of our 10% shareholders.
Shareholder Communication with the Board of Directors
     Our shareholders may communicate issues or concerns regarding our business or the functions of our Board of Directors to our Board of Directors or individual members of our Board of Directors, including the Chairman of the Nominating and Corporate Governance Committee, Compensation and Employee Benefits Committee or Audit Committee, by sending a letter to the Corporate Secretary at Halifax Corporation of Virginia, 5250 Cherokee Avenue, Alexandria, VA 22312.
     Our Corporate Secretary will review all correspondence and will create a log of all correspondence received. The Secretary will periodically forward any correspondence received from a shareholder that deals with concerns regarding our business or with the functions of our Board of Directors or which our Secretary otherwise determines requires attention, to our Board of Directors or to the member of our Board of Directors to whom the correspondence is addressed. Directors may at any time review the log of all correspondence received and request copies of any such correspondence. Concerns relating to questionable accounting, internal controls or auditing matters will be brought to the attention of our Board of Directors in accordance with the procedures established by the Audit Committee with respect to such matters and set forth in our Whistle Blower Policy. A copy of our Whistle Blower Policy is available on our website, www.hxcorp.com, via the Investors page. It is also available in print to any shareholder on request to the Corporate Secretary at Halifax Corporation of Virginia, 5250 Cherokee Avenue, Alexandria, VA 22312.
Attendance at Annual Meetings of Shareholders
     Our Board of Directors has adopted a policy that a majority of our directors attend the annual meeting of shareholders. All of our directors attended last year’s annual meeting of shareholders.
     Fiscal 2008 Director Compensation
     Our compensation program for outside directors is designed to enable us to attract, retain and motivate highly qualified directors to serve on our Board of Directors. It is also intended to further align the interests of our directors with those of our shareholders. The following table sets forth information regarding the compensation of our outside directors for the fiscal year 2008.

	Fees earned
	or paid in	Option
	cash	Awards	Total
Name	($)	($)(1)(2)	($)
John H. Grover	$7,000	$488	$7,488
Chairman of the Board
Thomas L. Hewitt	7,000	488	7,488
Director
Gerald F. Ryles	7,000	1,634 (3)	8,634
Director
Arch C. Scurlock, Jr.	7,000	1,173 (4)	8,173
Director
John M. Toups	7,000	488	7,488
Director
Daniel R. Young	7,000	488	7,488
Director

(1)	As of March 31, 2008, the following represented the aggregate number of shares of common stock issuable upon the exercise of outstanding options granted to each of the above named directors: (i) Mr. Grover — 15,100; (ii) Mr. Hewitt — 14,100; (iii) Mr. Ryles — 5,390; (iv) Mr. Scurlock — 9,100; (v) Mr. Toups — 15,100; and (vi) Mr. Young — 12,100.

(2)	This column represents the dollar amount recognized for financial reporting purposes with respect to the 2008 fiscal year for the fair value of stock options granted to each director in accordance with SFAS 123R. These amounts were calculated using the Black Sholes option-pricing model based on the following assumptions: an expected volatility of 49.99%, an expected term to exercise of 6.25 years and an interest rate of 4.94% and disregarding the estimate of forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense related to awards granted in and prior to the 2007 fiscal year, as applicable, and do not correspond to the actual value that will be recognized by each director.

(3)	This represents the dollar amount recognized for financial reporting purposes with respect to the 2008 fiscal year for the fair value of stock options granted to Mr. Ryles in prior years of $1,634 in accordance with SFAS 123R upon being elected to serve on the Board of Directors. These amounts were calculated using the Black Sholes option-pricing model based on the following assumptions: an expected volatility of 36.25%, an expected term to exercise of 6.25 years and an interest rate of

2.63% and disregarding the estimate of forfeitures related to service-based vesting conditions. This amount reflects our accounting expense and will not correspond to the actual value that will be recognized by Mr. Ryles.

(4)	This represents the dollar amount recognized for financial reporting purposes with respect to the 2008 fiscal year for the fair value of stock options granted to Mr. Scurlock in prior years of $685 in accordance with SFAS 123R upon being elected to serve on the Board of Directors. These amounts were calculated using the Black Sholes option-pricing model based on the following assumptions: an expected volatility of 43.32%, an expected term to exercise of 6.25 years and an interest rate of .95% and disregarding the estimate of forfeitures related to service-based vesting conditions. This amount reflects our accounting expense and will not correspond to the actual value that will be recognized by Mr. Scurlock.
Director Compensation Description
     Non-employee directors receive an annual fee of $1,000. Prior to March 1, 2008, non-employee directors also received $2,000 for each regular meeting of our Board of Directors attended in person and $1,000 for each regular meeting of our Board of Directors attended telephonically. In addition, prior to March 1, 2008, non-employee directors received $1,000 for each special meeting of our Board of Directors attended. Effective March 1, 2008, the fee for each regular or special meeting attendance was reduced to $100 per meeting.
     Under our Non-Employee Directors Stock Option Plan, each director was granted options to purchase 5,000 shares of common stock on the first of the month following the date of the annual meeting of shareholders on which he was initially elected and was granted options to purchase up to 2,000 shares of common stock on each annual re-election by the shareholders as one of our directors. Such options were granted at an exercise price equal to or greater than the fair market value of the common stock on the date of grant. No further options may be granted pursuant to our Non-Employee Directors Stock Option Plan. Each non-employee director is eligible to receive awards under our 2005 Stock Option and Stock Incentive Plan. On September 10, 2008, the outside directors received options to purchase 2,000 shares of our common stock at an exercise price of $0.66 per share. This option award vests in one year from the date of grant.

REPORT OF THE AUDIT COMMITTEE
     The Audit Committee of the Board of Directors of Halifax Corporation of Virginia, referred to as the Company in this section, has reviewed and discussed the audited consolidated financial statements with management of the Company and Reznick Group, P.C., referred to as Reznick Group, P.C., independent registered public accountant firm for the Company. Management represented to the Audit Committee that the company’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States.
     The Audit Committee has discussed with Reznick Group the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380).
     The Audit Committee has received the written disclosures and confirming letter from Reznick Group required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with Reznick Group their independence from the Company.
     Based on the reviews and discussions with management of the Company and Reznick Group referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company and its subsidiaries for the fiscal year ended March 31, 2008 be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2008.
     This Audit Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the SEC that incorporates by reference all or any portion of this proxy statement.
Audit Committee
John M. Toups, Chairman
Daniel R. Young
Thomas L. Hewitt

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     The following discussion and analysis of the compensation arrangements of our Chief Executive Officer, Chief Financial Officer and each of our two other most highly compensated officers whose total compensation exceeded $100,000 in the fiscal year ended March 31, 2008, referred to as the named executive officers in this document, should be read together with the compensation tables and related disclosures set forth elsewhere in this document. This discussion contains forward looking statements that are based on our current plans and expectations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.
     Overview of Our Compensation Philosophy. Our overall compensation philosophy is to provide executive compensation packages that enable us to attract, retain and motivate executive officers to achieve our short-term and long-term business goals. Consistent with this philosophy, the following elements provide a framework for our executive compensation program: (i) competitive salary; (ii) bonus and award programs designed to reinforce desired performance metrics; and (iii) use of non-cash compensation to align the interests of our executives with those of our shareholders. The payment of cash compensation serves to reward our named executive officers for attaining short term corporate goals and grants of options to purchase our common stock provide our named executive officers with long term incentive to continue achieving value added results for our shareholders.
     Role of Our Compensation Committee. Our executive compensation program is approved and monitored by the Compensation Committee of our Board of Directors. The members of the Compensation Committee are John Grover (chairman), John Toups and Thomas Hewitt, each of whom is an independent, non-employee director. The Compensation Committee maintains a practice of meeting prior to each regular Board of Directors meeting and generally holds a session to discuss the compensation of executive officers (without management present) at each regular board meeting.
     Under the terms of its charter, the Compensation Committee is responsible for reviewing and approving compensation granted to our named executive officers, including our Chief Executive Officer; however, the independent directors of the Board of Directors make the final determination as to the compensation paid to the Chief Executive Officer. In particular, the Compensation Committee reviews and approves the following components of compensation for the named executive officers:
•	annual base salary;

•	cash bonuses, including specific goals and amounts;

•	equity compensation;

•	employment agreements, severance arrangements and change of control agreements/provisions, as applicable;

•	signing bonus or payment of relocation costs for new hires; and

•	any other material benefits or compensation or arrangements.

     The Compensation Committee serves as the administrator for our 2005 Stock Option and Stock Incentive Plan. All option grants, including grants to named executive officers, are approved by the Compensation Committee.
     In addition, the Compensation Committee has the authority to retain its own compensation consultant, review and assess the annual incentive plans for our executives, provide feedback regarding proposed employment agreements with our named executive officers and obtain advice and assistance from internal or external legal, accounting or other advisors, as needed.
     Executive Compensation Program. Our performance-oriented compensation program consists of a base salary, annual cash bonuses, long-term equity incentives (including stock and option awards), benefits (including health and dental plans, life insurance, disability benefits and a 401(k) plan) and severance and termination protection. We believe that appropriately balancing the total compensation package and ensuring the viability of each component of the package is necessary in order to provide market-competitive compensation and to attract and retain talent. As a small public company, we also try to optimize the mix of components to make such compensation programs cost effective.
     The Compensation Committee evaluates each executive officer annually, focusing on the individual’s ability to meet performance objectives and his ability to achieve certain company goals. Following this analysis, the Compensation Committee establishes a basis for the pay levels of the executive officers for the new fiscal year. Our Chief Executive Officer assists in this process by offering salary recommendations to the Compensation Committee for executive officers, other than himself. Total compensation for our named executive officers may vary significantly from year-to-year based on company and individual performance. Further, the value of equity-based awards to our executives will vary in value based on our stock price performance over time.
     The following is a more detailed explanation of the primary components of our executive compensation program.
     Base Salary. Base salary is primarily determined by competitive benchmarking and individual job performance. Base salaries for executive officers are reviewed at least annually. In each case, we take into account the results achieved by the executive, his or her future potential, scope of responsibilities, business experience and competitive salary practices. We do not apply specific formulas to determine annual pay increases, if any, and attempt to make decisions regarding changes in base salary in the context of other short-term and long-term compensation components. Approved increases in base salary are generally effective on the first of the month following our annual shareholders meeting each year.
     During the fiscal year ended March 31, 2008, our named executive officers agreed to a series of salary reductions ranging from 10% to 15% of the officer’s base salary. As of the date hereof, such reductions had not been restored. Based on profitability and economic uncertainties, we do not anticipate restoring these salary reductions in fiscal 2009. We anticipate any increase in the base salary of our named executive officers will be based on our profitability, excluding Mr. Reece, for the 2009 fiscal year. Mr. Reece will continue to receive previous base salary and other incentivized compensation based on our ability to reach established revenue targets.

     Cash Bonuses. Our named executive officers are eligible for our Senior Management Cash Bonus Plan. In general, this plan provides cash bonuses to executive officers upon the attainment of objectives directly related to our performance against the budget, which are parallel with the interests of our shareholders.
     At the start of each fiscal year, the Compensation Committee works directly with our Chief Executive Officer to define specific performance goals for each executive officer, which constitute the basis for each executive’s performance objectives under the plan. This process is an integral part of our culture and is intended to reinforce our collaborative, team-oriented and performance-driven environment. In addition, the cash bonuses are designed to reward our named executive officers for the attainment of short term corporate goals.
     During our fiscal year ended March 31, 2008, we did not attain our budgeted goals and, as a result, the named executive officers did not receive any cash bonus compensation. In fiscal year 2009, annual bonus opportunities for our named executive officers may range from 15% to 25% of base salary. In addition, the Compensation Committee may add qualitative components to the Senior Management Cash Bonus Plan. In such case, the weight given to each quantitative and qualitative component used to evaluate the named executive officers will be determined by the Compensation Committee. The Compensation Committee may also decide to make any qualitative performance-based bonus contingent on the achievement of certain quantitative goals. This measure would prevent executives from receiving cash bonuses based on qualitative performance in the event that we did not achieve preestablished revenue and earnings targets.
     Long Term Equity Incentives — Stock Options. Consistent with our compensation philosophy, a portion of our compensation program is based on our long-term performance and the price of our common stock. This component consists of options to purchase our common stock. Similar to base salary increases, stock options are also granted to address promotions and significant changes in responsibility. The Compensation Committee does not utilize a specific formula as the basis for granting awards under our stock incentive plans.
     Stock options are granted at exercise prices equal to the fair market value (i.e., the closing price) of our stock on the date of grant. Accordingly, stock options will only result in compensation to the named executive officers to the extent our stock price increases during the applicable term of the option. Employee stock options previously granted under our 2005 Stock Option and Stock Incentive Plan typically vested over five annual installments, 20% each year on the anniversary of the date of grant. During our fiscal year ended March 31, 2008, we did not grant any equity awards to our executive officers.
     Although stock options are expensed and negatively impact our net operating results, we believe that long-term equity-based compensation is a critical element of our overall compensation program because it helps focus our executives on our long-term financial goals and operational performance and also aligns the interests of our executives with those of our shareholders. The potential financial value offered through such options is also an important retention tool.
     We attempt to award stock options in a manner that we believe is competitive in the industry and in relation to the particular job function of the named executive officer. The Compensation Committee, however, has the ability to award a significantly greater number of stock options if it deems such award to be in the best interests of the company and our shareholders.

     The Compensation Committee seeks to avoid granting stock options under the 2005 Stock Option and Stock Incentive Plan when our directors and executive officers are aware of material non-public information that reasonably may be perceived to impact the market price of our common stock or around the time that such information is released. With that said, grants of stock options for employees and directors, including named executive officers, are generally awarded at the first regular meeting of the Compensation Committee following the annual shareholder meeting. All other option awards are made at regularly scheduled Compensation Committee meetings. The Compensation Committee’s meetings are scheduled to coincide with established Board of Directors meetings. Thus, the proximity of any stock option issuance to an earnings announcement or other market event is coincidental.
     Benefits. In general, our practice is to provide commensurate benefits to employees at all levels of our organization. Consistent with this practice, the following is a list of the primary benefits provided to our employees, including our named executive officers:
•	Health and dental plans, including, at the employee’s option, Flexible Spending Accounts and/or a Health Savings Account. In the event that an employee elects to participate in a Health Savings Account, the employee may contribute up to $2,500 to the employee’s Health Savings Account annually;

•	Term life insurance and optional supplemental life insurance;

•	Optional supplemental health coverage;

•	Short and long-term disability benefits;

•	401(k) plan, which on April 21, 2008, the company suspended its employer contributions to the plan. Prior thereto the company provided a match of 50% of employee contributions up to 1% of the employee’s total cash compensation; and

•	Paid time off and holidays.
     We believe that these benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees.
     Additionally, we provide our Chief Executive Officer with an automobile and compensate him for related operating expenses.
     Termination and Severance Benefits. We have entered into termination/separation agreements with all of our named executive officers other than our Chief Executive Officer, Mr. McNew. The agreements are intended to provide the executives with compensation when their jobs are eliminated for business or economic reasons. For a more detailed discussion of the agreements, see “— Potential Payments Upon Termination or Change-in-Control — Termination/Separation Agreements with Mr. Sciacca, Mr. Foley and Mr. Reece.”
     We have agreed to provide Mr. McNew with severance benefits upon certain separations of his employment in accordance with an Executive Severance Agreement. Mr. McNew is entitled to severance benefits if (i) his employment is terminated by us for any reason other than cause or in connection with his death, disability, resignation or retirement, or (ii), under certain circumstances, his employment is terminated in connection with a change of control disposition.
     With regard to the change of control provision, the benefits that may be paid in case of a change of control disposition are based on a “double trigger,” that is, a defined change of control plus a termination of the executive’s employment. We believe that the double trigger is appropriate because it limits the ability of the executive to receive a payment upon a change of control to those situations involving a hostile change of control event that results in the termination of the executive’s employment.
     In all, the severance benefits were designed to provide Mr. McNew with a certain measure of job security and protection against termination without cause and termination or loss of employment through no fault of Mr. McNew. For a further discussion regarding the termination situations entitling Mr. McNew to severance benefits, see “— Potential Payments Upon Termination or Change-in-Control — Severance Agreement with Mr. McNew.”
     Competitive Market Review and Future Trends. We attempt to align our overall executive compensation with other publicly-traded peer companies who share similar characteristics. Due to our product and service offerings, our peer group includes a broad range of technology and growth companies with whom we compete for executive talent. In general, we consider peer companies based on industry focus, market capitalization, revenue, net income/loss and geographic proximity. Data on compensation practices at such companies has historically been gathered through searches of publicly-available information, including subscription databases and SEC filings. We use such information primarily to help guide decisions on base salary, target bonuses and equity-based awards.
     In general, we believe that base salary should be targeted at the median (or 50th percentile) of base salary of comparable positions at comparable companies in our peer group. We attempt to set total cash compensation at approximately the 60th percentile of total cash compensation of comparable positions at comparable companies in our peer group. In determining base salary and total cash compensation we also consider other factors such as job performance, skill set, prior experience, seniority, pay levels of similarly situated positions within the company, retention and market conditions generally.
     We intend to continue our strategy of paying competitive short-term cash compensation and offering long-term incentives through equity-based compensation programs that align individual compensation with corporate financial performance. We believe that our total compensation package is consistent with the market in the aggregate. We also believe that, in light of our compensation philosophy, total compensation for our executives should continue to consist of base salary, annual cash bonus awards, long-term equity based compensation and certain other benefits.
     We anticipate that the competitive posture of our total compensation will vary year-to-year as a result of our performance, as well as the performance of our peer group companies and the market as a whole. Accordingly, the magnitude and weighting of different compensation components will likely evolve as we grow and continue closer to achieving profitability.
     Accounting and Tax Considerations. Accounting and tax considerations play an important role in the design of our executive compensation program. Accounting rules such as SFAS 123R require us to expense the estimated fair value of our stock options grants and reduces the amount of our reported profits. The Compensation Committee considers the amount of this expense in determining the amount of equity compensation awards.
     We have structured our compensation program to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended. Under Section 162(m), our tax deduction for compensation paid to certain executive officers is limited to $1.0 million in any tax year, unless the compensation is performance based. We do not have any named executive officers who earned non-performance based compensation that would limit our tax deduction under
Section 162(m).
The Compensation and Employee Benefits Committee
John H. Grover, Chairman
John M. Toups
Thomas L. Hewitt

Fiscal 2008 Summary Compensation Table
     The following table sets forth information concerning the compensation awarded to, earned by, or paid to our named executive officers for all services rendered in all capacities to us and our subsidiaries during our fiscal years ended March 31, 2008 and 2007, respectively.

			Option	All Other
		Salary	Awards	Compensation
Name and Principal Position	Year	($)	($) (1)	($)		Total
Charles L. McNew	2008	$253,078	$6,397	$7,662	(2)	$267,137
President and Chief Executive Officer	2007	263,390	6,397	8,201	(3)	274,988

Joseph Sciacca	2008	165,516	$3,472	12,117	(2)	181,105
Vice President of Finance and Chief Financial Officer	2007	171,448	3,472	12,004	(3)	186,924

Hugh M. Foley	2008	153,269	$2,558	5,235	(2)	161,062
Vice President, Operations	2007	161,696	2,588	5,381	(3)	169,665

Douglas H. Reece	2008	150,390	$1,220	10,707	(2)	162,317
Vice President, Sales and Marketing	2007	157,085	1,220	11,422	(3)	169,727

(1)	Represents the dollar amount recognized for financial reporting purposes with respect to the 2008 and 2007 fiscal years for the fair value of stock options granted to each named executive officer in accordance with SFAS 123R. These amounts were calculated using the Black Sholes option-pricing model based on the following assumptions: an expected volatility of 49.99%, an expected term to exercise of 6.25 years and an interest rate of 4.94%, and disregarding the estimate of forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense related to awards granted in and prior to the 2007 fiscal year or prior to 2008 fiscal year, as applicable, and do not correspond to the actual value that will be recognized by each named executive officer.

(2)	Amounts in this column include: contributions to the 401(k) plans of Messrs. McNew, Sciacca, Foley and Reece in the amounts of $2,530, $1,665, $1,553 and $410, respectively; contributions to the heath insurance premiums of Messrs. McNew, Sciacca, Foley and Reece in the amounts of $132, $10,452, $3,702 and $10,297, respectively; and a $5,000 automobile allowance granted to Mr. McNew.

(3)	Amounts in this column include: contributions to the 401(k) plans of Messrs. McNew, Sciacca, Foley and Reece in the amounts of $2,330, $1,667, $1,551 and $1,124, respectively; contributions to the heath insurance premiums of Messrs. McNew, Sciacca, Foley and Reece in the amounts of $871, $10,337, $3,830 and $10,298, respectively; and a $5,000 automobile allowance granted to Mr. McNew.
     Elements of compensation for our named executive officers include salary, options to purchase shares of our common stock and other perquisites, as applicable. We do not have a pension plan, do not pay non-equity incentive plan based compensation and do not offer nonqualified deferred compensation arrangements. Further, we did not pay cash bonuses or grant stock awards in the fiscal year 2008. As a result, columns related to these items have been deleted from the table above. For a further discussion regarding our executive compensation program and the elements thereof and reasons therefore, see “— Compensation Discussion and Analysis.”
     We did not pay non-equity incentive plan based compensation, equity incentive plan awards or issue stock awards during the 2008 fiscal year. As a result, columns related to these items have been deleted from the table above.

Grants of Plan-Based Awards In Fiscal 2008
     There were no plan-based awards granted to our named executive officers under our 2005 Stock Option and Stock Incentive Plan during fiscal 2008.
Option Exercises and Stock Vested in Fiscal Year 2008
     No restricted stock awards held by our named executive officers vested during fiscal 2008 and no options were exercised by our named executive officers during fiscal 2008.
Outstanding Equity Awards at 2008 Fiscal Year End
     The following table sets forth the information regarding the outstanding equity awards to our named executive officers at March 31, 2008.

	Option Awards
	Number of
	Securities	Number of Securities
	Underlying	Underlying Unexercised
	Unexercised Options	Options	Option	Option
	(#)	(#)	Exercise	Exercise
Name	Exercisable	Unexercisable(1)	Price	Date
Charles L. McNew	45,000	—	$5.75	10/2/2009
	25,000	—	5.50	5/16/2010
	25,000	—	4.05	3/17/2012
	10,000	—	3.10	3/17/2013
	25,000	—	4.45	4/21/2014
	5,000	—	3.40	9/7/2015
	3,000	12,000	3.00	7/21/2016

Joseph Sciacca	10,000	—	$5.50	12/3/2009
	15,000	—	5.50	5/16/2010
	10,000	—	5.50	5/16/2010
	10,000	—	4.05	3/17/2012
	6,000	—	3.10	3/17/2013
	10,000	—	4.45	4/21/2014
	5,000	—	3.40	9/7/2015
	1,500	6,000	3.00	7/21/2016

Hugh M. Foley	10,000	—	$7.56	2/28/2010
	2,500	—	4.05	3/17/2012
	5,000	—	3.10	3/17/2013
	12,500	—	4.45	4/21/2014
	5,000	—	3.40	9/7/2015
	1,000	4,000	3.00	7/21/2016

Douglas H. Reece	2,500	—	$3.00	12/4/2011
	500	—	4.05	3/17/2012
	2,500	—	5.02	9/14/2014
	5,000	—	3.40	9/7/2015
	1,000	4,000	3.00	7/21/2016

(1)	All unvested options to purchase common stock vest at a rate of 20% of the initial award each year on each anniversary of the date of grant, July 21, 2006.

Potential Payments Upon Termination or Change-in-Control
Severance Agreement with Mr. McNew
     On March 31, 2003, we entered into an amended and restated Executive Severance Agreement with Mr. McNew, our President and Chief Executive Officer. This agreement provides severance benefits to Mr. McNew under certain circumstances and remains in effect so long as we continue to employ Mr. McNew. The agreement confirms that Mr. McNew’s employment is at will and provides for termination without additional compensation in the event of death, disability, resignation, retirement or termination for cause, referred to as the excluded circumstances in this document. “Cause” is defined as “gross negligence, willful misconduct, fraud, willful disregard of the Board of Directors’ direction or breach of a published company policy.”
Termination for Any Reason Other Than in Connection with an Excluded Circumstance.
     Under the terms of the agreement, except in connection with a change of control disposition, in the event that Mr. McNew’s employment is terminated other than in connection with an excluded circumstance, Mr. McNew would be entitled to receive his then current salary for a period of twelve months. Based on the foregoing, if Mr. McNew’s employment was terminated on March 31, 2008, Mr. McNew would be entitled to receive a severance payment of $253,078.
Termination in Connection with a Change of Control Disposition.
     Under the terms of the agreement, a “change of control disposition” is generally deemed to occur if (i) 25% or more of the voting power of our stock is acquired by another entity or (ii) there is a sale of substantially all of our assets to another entity. In the event that Mr. McNew’s employment is terminated within one year of a change of control disposition, other than in connection with an excluded circumstance, Mr. McNew would be entitled to receive his then current salary for a period of twenty-four months. In the event that Mr. McNew’s employment is terminated for any reason within ninety days following a change of control disposition, Mr. McNew would be entitled to receive an amount equal to two times his then current salary. Based on either of the foregoing, if Mr. McNew’s employment was terminated on March 31, 2008, Mr. McNew would be entitled to receive a severance payment of $506,156.
     The agreement provides that Mr. McNew may elect to receive his severance payments in a lump sum or in equal payments at intervals of no more often than semimonthly over a period of his choice that is not to exceed the number of months of compensation due to him.
General Requirements.
     Pursuant to the terms of the agreement, Mr. McNew may not disclose, publish or use, or permit anyone else to disclose, publish or use, any of our proprietary or confidential information or trade secrets for any purpose unrelated to his employment at any time during or after his employment. Mr. McNew must also return to us all proprietary material that he possesses on the date his employment is terminated. In addition, should Mr. McNew’s employment be terminated for any reason other than “Cause,” Mr. McNew may not (i) directly or indirectly, sell, market, or otherwise provide any client or previously identified prospective client, products or services similar to or in competition with those sold or distributed by us, in any geographic area in which we offer any such products or services, or (ii) participate directly or indirectly in the hiring or soliciting for employment of any person we employ.
Termination/Separation Agreements with Mr. Sciacca, Mr. Foley and Mr. Reece
     We entered into a termination/separation agreement with Mr. Sciacca on May 10, 2000, Mr. Foley on January 17, 2003 and Mr. Reece on April 19, 2006. Mr. Sciacca’s termination/separation agreement was subsequently modified on March 20, 2003.
     As per Mr. Sciacca’s modified termination/separation agreement, in the event that Mr. Sciacca’s employment is terminated without cause, Mr. Sciacca would be entitled to receive his then current salary for a period of nine months. As per their respective termination/separation agreements, in the event that the employment of Mr. Foley or Mr. Reece is terminated without cause, each individual would be entitled to receive his then current salary for a period of six months. In each of the aforementioned termination/separation agreements, “Cause” is defined to mean: “A good faith finding by us of your failure to perform the duties reasonably assigned to you; dishonesty, gross negligence or misconduct, or your conviction, or your entry of a pleading of guilty or nolo contender, to any crime involving more turpitude or any felony.”
     If the employment of Mr. Sciacca was terminated without cause on March 31, 2008, Mr. Sciacca would be entitled to receive a payment of $124,137 over a nine month period. If the employment of Mr. Foley or Mr. Reece was terminated without cause on March 31, 2008, each would be entitled to receive a payment of $76,635 and $75,195, respectively, over a six month period.
2005 Stock Option and Stock Incentive Plan
     Restricted shares awarded to a participant in the 2005 Stock Option and Stock Incentive Plan will be forfeited and returned to us in the event of a termination of continuous service by the participant for any reason other than death or disability. In the event of death or disability, such shares will not be forfeited and will no longer be subject to restrictions. With respect to unexercised options granted under the 2005 Stock Option and Stock Incentive Plan, in the event of termination of employment for any reason other than death or disability, such options, will terminate three months after the date of termination of employment. In the event of death or disability, the participant’s executor, administrator, legal guardian or custodian, as applicable, may exercise the participant’s vested options within one year of termination of employment.
     If the continuous service of a participant is involuntarily terminated for any reason, other than for cause, within 18 months of a change in control, any restricted period with respect to restricted stock awarded will lapse and such shares will become fully vested. A “change in control,” as defined in the 2005 Stock Option and Stock Incentive Plan, includes a change in holders of more than 50% of our outstanding voting stock within a 12 month period or any other event deemed to be a change in control by the Compensation Committee.
     In the event of a change in control, options to purchase shares of our common stock awarded under the 2005 Stock Option and Stock Incentive Plan may be exercised for up to 100% of the total number of shares then subject to the option minus the number of shares previously purchased upon exercise of the option and the vesting date may accelerate accordingly. In addition, in the event of a sale or a proposed sale of the majority of our stock or assets or a proposed change in control, the Compensation Committee has the right to terminate options granted under the 2005 Stock Option and Stock Incentive Plan upon thirty days prior written notice, subject to the participant’s right to exercise such option to the extent vested prior to such termination.
     If the change of control had occurred on March 31, 2008, our named executive officers would not have received the value of the potential benefit that each such executive might be entitled to receive upon a change of control under our 2005 Stock Option and Stock Incentive Plan because the $3.00 per share exercise price of unvested options exceeded the $1.55 closing price per share of our common stock on March 31, 2008.
1994 Key Employee Stock Option Plan
     Upon termination of a participant’s employment for reason other than death, disability or retirement (defined as termination of employment by a participant on or after attainment of age 65), the participant may, within three months from the date of such termination, exercise all or any part of the participant’s vested options, provided such termination was not for cause. If such termination was for cause, the right of the participant to exercise such options will terminate immediately.
     Upon termination of a participant’s employment by reason of disability or retirement, the participant may, within two years after the date of retirement or the date which is six months after the participant is first absent from active employment due to disability exercise all or a part of the participant’s vested options. In the event of the death of a participant, the participant’s beneficiary shall have the right to exercise vested options until the expiration of the earlier of two years from the date of the participant’s death or the date of expiration of the options pursuant to the termination provisions of the 1994 Key Employee Stock Option Plan.
     All unvested options expire at the date of the termination of employment. Notwithstanding the foregoing, the Compensation Committee may permit a participant, who terminates employment by retirement (prior to or after the attainment of age 65) and who will continue to render significant services to us or one of our subsidiaries after his or her retirement, to continue to accrue service with respect to the right to exercise his or her options during the period in which the individual continues to render such services.

Compensation Committee Report
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section appearing above with the management of the Company. Based on this review and these discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and the proxy statement.
     This Compensation Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the SEC that incorporates by reference all or any portion of this document.
Compensation Committee
John H. Grover (Chairman)
John M. Toups
Thomas Hewitt

TRANSACTIONS WITH RELATED PERSONS
Transactions with Related Persons
     On June 29, 2007, we amended our 8% promissory note in the aggregate principal amount of $500,000 dated November 2, 1998, as amended June 29, 2005, and 8% promissory note in the aggregate principal amount of $500,000 dated November 5, 1998, as amended June 29, 2005, to extend the maturity date of each promissory note to July 1, 2009. All other terms and conditions of the promissory notes remain the same. The holders of the 8% promissory notes are The Arch C. Scurlock Children’s Trust and Nancy M. Scurlock. Each holder owns more than 10% of our common stock. Arch C. Scurlock, Jr., a beneficiary and trustee of The Arch C. Scurlock Children’s Trust, and John H. Grover, a trustee of The Arch C. Scurlock Children’s Trust, are members of our Board of Directors. During our 2007 fiscal year, we paid $50,000 of accrued interest on the promissory notes. During our 2008 fiscal year, we did not make any interest payment on the promissory notes. At January 31, 2009, the aggregate balance of the promissory notes was $1.0 million.
     On May 24, 2007, the Audit Committee adopted written policies and procedures regarding related party transactions. Our related party transactions policy covers any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which we or any of our subsidiaries was, is or will be a participant and the amount involved exceeds $1,000, and in which any related party had, has or will have a direct or indirect interest. Under this policy, the Audit Committee must approve all related party transactions between us or one of our subsidiaries and a director, nominee for director, executive officer, five percent shareholder, certain related entities or immediate family members of a director, executive officer or five percent shareholder that would be required to be disclosed in our proxy statements. The policy also authorizes the Chairperson of the Audit Committee to approve, or reject, proposed related party transactions in those instances in which it is not practicable or desirable for us to wait until the next Audit Committee meeting. Pursuant to the policy, the Audit Committee or the Chairperson of the Audit Committee, as applicable, is authorized to approve only those related party transactions that are reasonably necessary to our business and fair to us, as the Audit Committee or its Chairperson determines in good faith.
     All interested parties who wish to communicate with our Audit Committee may do so by addressing their written correspondence to the Audit Committee at Halifax Corporation of Virginia, 5250 Cherokee Avenue, Alexandria, VA 22312.
Code of Ethics
     We have adopted a Code of Business Conduct and Ethics that applies to our Chief Executive Officer, Chief Financial Officer and any other accounting officer, controller or persons performing similar functions. A copy of our Code of Business Conduct and Ethics is available on our website, www.hxcorp.com, via the Investors page. It is also available in print to any shareholder on request to the Corporate Secretary at Halifax Corporation of Virginia, 5250 Cherokee Avenue, Alexandria, VA 22312. We intend to satisfy the disclosure requirement under Item 5.05 of a Current Report on Form 8-K relating to amendments to, or waivers from, any provision of our Code of Business Conduct and Ethics by posting that information on our website.

INDEPENDENT PUBLIC ACCOUNTANTS
     Grant Thornton LLP, referred to as Grant Thornton in this document, served as our independent public accountant and our subsidiaries from July 2004 to January 7, 2008. On January 7, 2008, the Audit Committee of the Company elected to dismiss Grant Thornton as the Company’s independent auditor effective January 7, 2008. The reports of Grant Thornton, on the financial statements of the Company during the two-year period ended March 31, 2007, did not contain an adverse opinion, or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the two-year period ended March 31, 2007 and interim period from April 1, 2007 through January 7, 2008, (1) the Company did not have any disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports, and (2) no reportable events as described in Item 304(a)(1) of Regulation S-K occurred except that, as disclosed in Item 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007 and in Item 4 of the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2007 and September 30, 2007, we were advised by Grant Thornton that control deficiencies in our internal control over financial reporting relating to income tax reporting existed as of March 31, 2007 that constituted a material weakness within the meaning of the Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 2 as a result of the lack of qualified personnel to properly review and administer the Company’s tax matters. In July 2007, management completed the remediation of the material weakness by retaining an outside professional service firm to assist in the area of income tax reporting.
     On January 25, 2008, the Audit Committee formally approved Reznick Group, P.C., referred to as Reznick in this document, as our independent public accountant for the fiscal year ended March 31, 2008. No consultations occurred between the Company and Reznick during the two most recent fiscal years and any subsequent interim period prior to Reznick’s appointment regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K. In the course of its discussions concerning the appointment, the Company did provide and discuss with Reznick the information in the Company’s Current Report on Form 8-K with respect to the dismissal of the Company’s former independent registered public accounting firm which was filed with the Securities and Exchange Commission on January 11, 2008.
Independent Public Accountant Fee Information
     We were advised by Reznick and Grant Thornton, respectively, that no member of either firm has any direct or indirect interest in our business or any of our subsidiaries or has had, since its appointment, any connection with us or any of our subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

     Aggregate fees for professional services rendered for us by Reznick and Grant Thornton, as applicable, for the fiscal years ended March 31, 2008 and 2007 were as follows:

	2008	2007
Audit Fees	$227,611	$316,855
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$227,611	$316,855
     All services performed by Reznick and Grant Thornton were pre-approved by the Audit Committee. The Audit Committee has considered whether the provision of services covered in the preceding paragraphs is compatible with maintaining Reznick’s and Grant Thornton’s independence.
     Audit Fees. The audit fees billed by Reznick for the fiscal year ended March 31, 2008 and Grant Thornton for the fiscal year ended March 31, 2007 were for professional services rendered for the audits of our financial statements, quarterly reviews, issuance of consents, and assistance with the review of documents filed with the SEC.
     Audit-Related Fees. There were no audit related fees billed for the fiscal years ended March 31, 2008 and 2007.
     Tax Fees. There were no tax fees billed for the fiscal years ended March 31, 2008 and 2007.
     All Other Fees. There were no other fees billed for the fiscal years ended March 31, 2008 and 2007.
Pre-Approval Policies and Procedures
     The Audit Committee must approve all auditing services and non-audit services provided by our independent public accountant. The non-audit services specified in Section 10A(g) of the Exchange Act may not be provided by our independent public accountant. The Audit Committee will periodically review fees for services rendered with the full Board of Directors.
     We were advised by Reznick that no member of Reznick has any direct or indirect interest in our business or any of our subsidiaries or has had, since its appointment, any connection with us or any of our subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representatives of Reznick are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act in this document, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. We believe that all of the filing requirements were complied with by our officers and directors and by the beneficial owners of more than 10% of our common stock. On making the foregoing statements, we relied upon copies of the reporting forms that we received and certain written representations.
SHAREHOLDER PROPOSALS
     Pursuant to the proxy rules under the Exchange Act, our shareholders are notified that the deadline for providing us with timely notice of any shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at our annual meeting of shareholders related to the 2009 fiscal year will be June 15, 2009. As to all such matters which we do not have notice on or prior to June 15, 2009, discretionary authority shall be granted to the persons designated in the proxy card related to the 2008 annual meeting of shareholders. A shareholder proposal regarding the annual meeting of shareholders related to the 2009 fiscal year must be submitted to our office located at 5250 Cherokee Avenue, Alexandria, Virginia 22312, by June 15, 2009 to receive consideration for inclusion in our proxy materials related to the 2009 fiscal year. Any such proposal must also comply with the proxy rules under the Exchange Act, including Rule 14a-8.
OTHER MATTERS
     As of the date of this proxy statement, the Board of Directors knows of no additional matters to be presented for vote of the shareholders at the Annual Meeting, other than the approval of the minutes of the last shareholders’ meeting, which action shall not be construed as approval or disapproval of any of the matters referred to in such minutes, nor has it been advised that others will present any other matters. Should any matters be properly presented at the Annual Meeting for a vote of the shareholders, the proxies will be voted in accordance with the best judgment of the proxy cardholders.

ANNUAL REPORT
     This proxy statement is accompanied by the Annual Report to Shareholders for the year ended March 31, 2008, which includes a copy of our annual report on Form 10-K for the year ended March 31, 2008 as filed with the SEC, as well as the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2008.
     EACH PERSON SOLICITED HEREUNDER CAN OBTAIN AN ADDITIONAL COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2008, AND ANY AMENDMENTS THERETO, WITHOUT CHARGE, EXCEPT FOR EXHIBITS TO THE REPORT, BY SENDING A WRITTEN REQUEST TO: HALIFAX CORPORATION OF VIRGINIA, 5250 CHEROKEE AVENUE, ALEXANDRIA, VA 22312, ATTENTION: CORPORATE SECRETARY.
By Order of the Board of Directors
/s/ Ernest L. Ruffner
Ernest L. Ruffner
Secretary

ANNUAL MEETING OF SHAREHOLDERS OF
HALIFAX CORPORATION OF VIRGINIA
March 26, 2009
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
Are available at — http://www.amstock.com/ProxyServices/ViewMaterials.asp
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
âPlease detach along perforated line and mail in the envelope provided.â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE DIRECTOR
NOMINEES.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK
YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

1. To elect six directors, each for a one year term to serve until his successor is duly elected and qualified, as more fully described in the accompanying proxy statement.		2. To transact such other business as may properly come before the meeting or any of the postponements or adjournments thereof.

NOMINEES:

☐ FOR ALL NOMINEES	¡ John H. Grover ¡ John M. Toups ¡ Daniel R. Young ¡ Thomas L. Hewitt ¡ Arch C. Scurlock, Jr. ¡ Charles L. McNew
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTOR NOMINEES. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL NOMINEES (See
Should the undersigned be present and choose to vote at the Annual Meeting or at any postponements or adjournments thereof, and after notification to the Secretary of Halifax Corporation of Virginia at the Annual Meeting of the shareholder’s decision to instruction below)
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐
Signature of Shareholder

Date:
terminate this proxy, then the power of such attorneys or proxies shall be terminated and shall have no force and effect. This proxy may also be revoked by filing a written notice of revocation with the Secretary or by duly executing a proxy bearing a later date.

The undersigned acknowledges receipt with this Proxy, a copy of the Proxy Statement for the Annual Meeting of Shareholders to be held March 26, 2009 and 2008 Annual Report to Shareholders. This proxy statement is accompanied by the Annual Report to Shareholders for the year ended March 31, 2008, which includes a copy of our annual report on Form 10-K for the year ended March 31, 2008 as filed with the SEC, as well as the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2008.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING ☐
Signature of Shareholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

HALIFAX CORPORATION OF VIRGINIA
5250 Cherokee Avenue
Alexandria, Virginia 22312
Annual Meeting of Shareholders to be held on March 26, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Ernest L. Ruffner and Joseph Sciacca or either of them, as proxies and attorneys in fact with full power of substitution to represent and to vote for the undersigned all shares of Common Stock, $0.24 par value, of Halifax Corporation of Virginia that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Halifax Corporation of Virginia to be held on March 26, 2009 and at any postponement or adjournment thereof. The undersigned directs this proxy to vote as indicated on this proxy card.
THE PROXY AGENTS PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES (OR, IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL THE POWERS CONFERRED BY THIS PROXY. DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY AS TO CERTAIN MATTERS DESCRIBED IN THE HALIFAX CORPORATION OF VIRGINIA PROXY STATEMENT.
(Continued and to be signed on the reverse side)